Exhibit 10.16

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT ("Agreement"), effective as of November 23, 2021 ("Effective Date"), is entered into by and between INTUITIVE MACHINES, LLC, a Texas limited liability company with offices at 3700 Bay Area Blvd.,#100, Houston, Texas 77058 ("IM") and X-ENERGY, LLC, a Maryland limited liability company with offices at 801 Thompson Avenue, Rockville, Maryland 20852 ("X-ENERGY"). IM and X-ENERGY are hereinafter sometimes referred to individually as a "Member" and collectively as the "Members."

WITNESSETH:

WHEREAS, the Government of the United States of America, acting through the National Aeronautics and Space Administration and Department of Energy ("Client") anticipates issuance of a request for proposals for selection of a funding award/contract for lunar Fission Surface Power ("FSP") as a Full and Open competitive procurement ("Solicitation"); and

WHEREAS, IM and X-ENERGY believe that, given IM's aerospace know-how and X-ENERGY's nuclear reactor and fuels expertise, formation of a joint venture ("Joint Venture") to submit a proposal in response to the Solicitation, and if awarded, to perform the resulting contract, will be to their mutual benefit, and in the best interest of the Client;

NOW, THEREFORE, in consideration of these mutual covenants and conditions and the other good and valuable consideration set forth herein, IM and X-ENERGY agree as follows.

1.0	Purpose

The purpose of the Joint Venture is to bid upon and, if successful, perform the contract awarded pursuant to the Solicitation ("Contract"), and to do any and all things necessary, and/or incidental to that purpose.

2.0	Limited Liability Company

The Joint Venture shall submit its proposal via IX, LLC, a Delaware limited liability company with offices at 3700 Bay Area Blvd., #100, Houston, Texas 77058 ("LLC"). This Agreement shall be subject to the Members' negotiation and execution of a Limited Liability Company Agreement, which shall contain terms and conditions consistent with the terms and conditions set forth in this Agreement, unless otherwise mutually agreed upon by the Members, and as further limited by Section 12.6 of this Agreement. The LLC shall register in SAM.gov and obtain a separate DUNS number. The LLC has obtained CAGE Code No. 8UU91.

3.0	Profit Interests

The Members shall share profits and losses in the Joint Venture in proportion to their Profit Interests. IM shall have a Profit Interest of fifty-one percent (51%) in the Joint Venture. X-ENERGY shall have a Profit Interest of forty-nine percent (49%) in the Joint Venture. Profit Interests in the Joint Venture shall not be subject to assignment or transfer without the approval of both Members. Should the FSP requirements result in a materially disproportionate share of the work being performed by one Member, and thus not reasonably reflective of the 51/49 Profit Interest split, the Members shall equitably adjust the Profit Interest to more reasonably reflect such disproportionate performance.

Each Member shall submit invoices to the LLC "at cost" and without fee. Fee will be billed to the Client at the LLC/Joint Venture level and shared by the Members in accordance with the Profit Interests set forth above.

4.0	Project Management

4.1            Joint Venture Committee. The Joint Venture shall be governed by a Joint Venture Committee, consisting of two (2) members appointed by IM, two (2) members appointed by X-ENERGY, and one (1) member appointed by IBX, LLC ("IBX"). Joint Venture Committee decisions shall be made by affirmative vote of the majority of Committee members, with the exception of extraordinary decisions identified herein that shall require unanimous approval of the Members.

4.2            Project Manager. The Joint Venture shall have a Project Manager, who shall be appointed by the Joint Venture Committee and be responsible for, among other things: (i) if a Contract is awarded to the LLC, day-to-day performance of the Contract, as well as negotiation of modifications and amendments to the Contract; and (ii) reporting to and implementing direction provided by the Joint Venture Committee.

5.0	Responsibilities

5.1            Proposal Efforts. The Joint Venture shall have a Capture Manager, who shall be appointed by the Joint Venture Committee and be the primary liaison with the Client during the proposal process. The Members shall work together in preparing proposal submissions in connection with the Solicitation. All proposal submissions shall be in the name of the LLC/Joint Venture and shall be approved and signed by both Members. Any decision to protest the award decision, or other procurement decision, shall also require approval of both Members. The Members shall approve the content of their respective proposal contributions submitted in connection with the Solicitation. Unless otherwise agreed, each Member shall be responsible for its own costs incurred in connection with proposal preparation efforts in response to the Solicitation.

5.2            IBX Capture and Proposal Services. Notwithstanding Section 5.1, IM and X-ENERGY agree that the reasonable fees of IBX and/or its consultants or affiliates in connection with capture and proposal preparation efforts shall be apportioned among them in proportion to their total proposed costs, as reflected in the final Phase I FSP cost proposal submitted in response to the Solicitation.

5.3            Negotiation of the Contract. The Project Manager shall be responsible for negotiating the Contract and any subsequent negotiation of task orders or modifications to the Contract.

5.4            Source of Labor. The Joint Venture shall be unpopulated and staffed with existing personnel of IM and X-ENERGY, and other individuals, as applicable. IM and X-ENERGY shall be responsible for their respective labor costs, which will be passed through to the LLC. If desired, the Members may mutually agree on an alternative staffing approach to improve the Joint Venture's competitive position. The Joint Venture may also utilize existing labor markets to maintain the necessary staffing throughout the duration of Contract performance.

5.5            Performance of Contract. The Project Manager shall perform the day-to-day management and administration of the Contract and shall have overall responsibility for performance, subject to oversight and direction of the Joint Venture Committee.

5.6            Service Agreements. The Joint Venture may enter into Service Agreements with individual Members and other third party providers for back-office and/or support services on terms and conditions set forth therein. All Service Agreements shall be subject to approval of the Joint Venture Committee.

5.7            Equipment and Facilities. Any equipment or facilities acquired by the Joint Venture will be held in the name of the Joint Venture and considered Joint Venture property.

6.0	Bank Account

An operating account in the name of the Joint Venture shall be established at a banking institution designated by the Joint Venture Committee. All receipts of the Joint Venture shall be deposited into the bank account, and all expenses of the Joint Venture shall be paid from the bank account. The Joint Venture Committee shall designate in writing the person or persons who may sign on behalf of the Joint Venture.

7.0	Accounting and Records

Accounting and other administrative records relating to the Joint Venture shall be kept in the offices of IM at 3700 Bay Area Blvd., #100, Houston, Texas 77058. Upon completion of the Contract or sooner termination of this Agreement, the final records of the Joint Venture will be retained by IM. X-ENERGY may inspect the records of the Joint Venture during normal business hours upon reasonable advance notice to IM.

8.0	Term and Termination

8.1            Term. The term of this Agreement shall commence on the Effective Date and, unless sooner terminated in accordance with the provisions hereof, or otherwise mutually agreed in writing, shall continue through completion and closeout of the Contract, including all options, modifications and extensions thereto.

8.2            Termination Based on Unsuccessful Proposal. This Agreement shall terminate upon occurrence of the any of the following events: (i) the inability of the Members to agree, despite good faith efforts, on the terms and conditions of an LLC Agreement; (ii) the inability of the Members to agree, despite good faith efforts, on a proposal to be submitted by the Joint Venture in response to the Solicitation; (iii) a final decision by the Client to cancel the Solicitation; or (iv) award of a Contract to an offeror other than the LLC and final resolution of any and all challenges upholding such award.

8.3            Termination for Cause. Either Member may terminate this Agreement if: (i) the other Member fails to correct and cure a material breach of this Agreement within thirty (30) days after receipt of written notice from the non-breaching Member describing the breach in reasonable detail, (ii) the other Member engages in illegal or criminal conduct in connection with performance of this Agreement; (iii) the other Member is suspended or debarred from doing business with the United States Government or otherwise becomes ineligible to perform the Contract for any reason; (iv) the other Member files, or has filed against it, a voluntary or involuntary petition in bankruptcy that is not dismissed within sixty (60) days; or (v) the other Member dissolves or ceases business operations for any reason. Termination hereunder shall be without prejudice to any rights or remedies that a Member may have under this Agreement or applicable law.

8.4            Force Majeure. Neither Member shall be liable for any delay or failure of performance caused by: (i) acts of God; (ii) fires; (iii) floods; (iv) epidemics or pandemics, including without limitation, COVID-19; (v) quarantine restrictions; (vi) strikes; (vii) freight embargoes; (viii) unusually severe weather; or (ix) any other circumstance beyond its reasonable control and without its fault or negligence.

9.0	Disputes

The Members shall submit any unresolved dispute arising out of or relating to this Agreement to the managing executive officer of each Member for resolution. If a dispute cannot be resolved by negotiation, it shall be submitted to the American Arbitration Association ("AAA") for arbitration under the Commercial Arbitration Rules before a single arbitrator. The arbitration shall take place in Delaware unless the Members agree to a different venue. This provision to arbitrate shall be specifically enforceable in any court of competent jurisdiction. The written decision of the arbitrator shall be final and conclusive on the Members and judgment thereon may be entered in a court of competent jurisdiction. The pendency of any arbitration proceeding shall not relieve either Member from continued performance in accordance with this Agreement.

10.0	Continued Performance

Each Member agrees to continue and complete performance of the Contract despite the withdrawal of the other Member.

11.0	Proprietary Information

The Nondisclosure Agreement between the Members dated November 23, 2021 is hereby incorporated into this Agreement by reference, and shall survive termination hereon in accordance with its terms.

12.0	Other Provisions

12.1          Entire Agreement. This Agreement, together with the LLC Agreement, embodies the complete agreement and understanding among the Members with respect to the subject matter hereof and supersedes any prior understandings, agreement, and representations, written or oral, by or among the Members related to the subject matter hereof.

12.2           Amendment. Any amendment to this Agreement shall not be effective unless it is in a writing executed by both Members.

12.3           Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the laws of the State of Delaware, exclusive of conflicts of law principles.

12.4          Assignment. Neither Member shall delegate or assign any of its rights, duties or responsibilities in and to this Agreement or any interest arising hereunder without the prior written consent of the other Member. Any attempted assignment in violation of this paragraph shall be null and void.

12.5          Severability. If any provision of this Agreement or part of such provision is or becomes invalid or unenforceable, then the remaining provisions hereof shall continue to be effective.

12.6           Precedence/Conflict. To the extent there is a conflict between the terms of this Agreement and those of the Limited Liability Company Agreement, the terms of this Agreement shall control.

12.7          Waivers. No waiver by a Member of any of its rights or remedies shall be construed as a waiver by such Member of any other rights or remedies that such Member may have under this Agreement.

12.8          Authority. The person signing below on behalf of each Member represents and warrants that he/she has the authority to execute this Agreement on behalf of such Member and bind such Member to the terms hereof.

12.9          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any Member to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. The Members agree to accept the authenticity of electronic signatures in lieu of originals.

IN WITNESS WHEREOF, the following authorized representatives of the Members have executed this Agreement as of the Effective Date.

INTUITIVE MACHINES, LLC		X-ENERGY, LLC

By:	/s/ Erik Sallee	By:	/s/ Steven L. Miller
Title:	Chief Financial Officer	Title:	Senior Vice President and General Counsel

IX, LLC

By:	/s/ Steve Altemus
Title:	President & CEO